Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Results for the First Quarter Ended March 31, 2010
Strong Color Group Results Drive Record First Quarter EPS
Total Debt Down $12.8 Million on Higher Cash Flow
     MILWAUKEE—April 19, 2010—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended March 31, 2010, were 48 cents, a record level for the first quarter and an increase of 6.7% in comparison to prior year results. Diluted earnings per share for the prior year’s comparable period were 45 cents. Consolidated revenue for the first quarter of 2010 rose 11.0% to $314.1 million compared to $282.8 million in the first quarter of 2009. Favorable foreign currency translation increased consolidated revenue by approximately 5%.
     Cash provided by operating activities in the first quarter rose 33.7% to $23.4 million, compared to $17.5 million in the prior year’s comparable period. Total debt at March 31, 2010, was $415.2 million, a reduction of $12.8 million in the quarter and $53.3 million in the last twelve months.
     “This quarter’s excellent results show solid growth across many of our markets,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We continue to benefit from the investments we have made in the business and I am very optimistic about the Company’s future.”
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Sensient Technologies Corporation	Page 2
Earnings Release — First Quarter Ended March 31, 2010 April 19, 2010
BUSINESS REVIEW
     The Color Group reported record quarterly revenue of $108.0 million, an increase of 24.0% over last year’s first quarter revenue of $87.1 million. Operating income for the quarter increased 31.9% to $18.1 million compared to $13.7 million in the first quarter of 2009. Favorable foreign currency translation increased revenue and operating income for the Color Group by approximately 5% and 6%, respectively. Revenue grew across all product lines. Sales of food and beverage colors were up strongly in the quarter as a result of new wins and improved demand for existing products. Sales of non-food colors also recorded solid gains in the quarter. Operating profit for the Group was higher as a result of the strong sales growth. Group operating margins improved 100 basis points in the quarter to 16.8%.
     The Flavors & Fragrances Group reported revenue for the first quarter of 2010 of $190.7 million, an increase of 3.3% compared to first quarter 2009 revenue of $184.5 million. Revenue and operating profit, as reported, were up in the traditional flavor product lines, but this growth was offset by lower revenue and profits from the dehydrated flavors product lines. Revenue and profits from dehydrated flavors were down as a result of price adjustments in advance of lower raw material costs. The impact of the new reduced raw material costs for these product lines is expected to benefit results toward the end of the second quarter of 2010. Group operating profit was $27.2 million, compared to $30.0 million in the comparable period in 2009. Favorable foreign currency translation increased Flavors & Fragrances Group revenue and operating income by approximately 5% and 4%, respectively.
2010 OUTLOOK
     Sensient has increased its guidance for 2010 diluted earnings per share, which is now expected to be between $2.00 and $2.06. The Company’s previous guidance had been between $1.98 and $2.05.
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Sensient Technologies Corporation	Page 3
Earnings Release — First Quarter Ended March 31, 2010 April 19, 2010
CONFERENCE CALL
     The company will host a conference call to discuss its 2010 first quarter financial results at 10:00 a.m. CDT on Monday, April 19, 2010. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on April 19, 2010, through midnight on April 26, 2010, by calling (706) 645-9291 and referring to conference identification number 67623174. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2009. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended March 31,
	2010	2009	% Change
Revenue	$314,076	$282,824	11.0%

Cost of products sold	219,130	196,294	11.6%
Selling and administrative expenses	56,291	48,146	16.9%

Operating income	38,655	38,384	0.7%
Interest expense	4,778	7,246

Earnings before income taxes	33,877	31,138	8.8%
Income taxes	10,410	9,531

Net earnings	$23,467	$21,607	8.6%

Earnings per common share:
Basic	$0.48	$0.45	6.7%

Diluted	$0.48	$0.45	6.7%

Average common shares outstanding:
Basic	48,825	48,145	1.4%

Diluted	49,121	48,351	1.6%

Results by Segment	Three Months Ended March 31,
Revenue	2010	2009	% Change
Flavors & Fragrances	$190,702	$184,548	3.3%
Color	107,956	87,090	24.0%
Corporate & Other	24,271	18,671	30.0%
Intersegment elimination	(8,853)	(7,485)	18.3%

Consolidated	$314,076	$282,824	11.0%

Operating Income

Flavors & Fragrances	$27,184	$29,957	-9.3%
Color	18,108	13,731	31.9%
Corporate & Other	(6,637)	(5,304)	25.1%

Consolidated	$38,655	$38,384	0.7%

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
March 31,	2010	2009
Current assets	$656,610	$616,612
Goodwill and intangibles (net)	455,127	439,839
Property, plant and equipment (net)	414,429	389,284
Other assets	37,833	39,261

Total Assets	$1,563,999	$1,484,996

Current liabilities	$209,082	$191,286
Long-term debt	373,745	420,919
Accrued employee and retiree benefits	52,411	38,539
Other liabilities	26,948	26,446
Shareholders’ equity	901,813	807,806

Total Liabilities and Shareholders’ Equity	$1,563,999	$1,484,996

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2010	2009
Net cash provided by operating activities	$23,441	$17,536

Cash flows from investing activities:
Acquisition of property, plant and equipment	(8,305)	(8,836)
Proceeds from sale of assets	36	4
Other investing activity	(49)	(91)

Net cash used in investing activities	(8,318)	(8,923)

Cash flows from financing activities:
Proceeds from additional borrowings	14,495	120,237
Debt payments	(20,566)	(122,234)
Dividends paid	(9,345)	(9,220)
Proceeds from options exercised and other	3,348	2,261

Net cash used in financing activities	(12,068)	(8,956)

Effect of exchange rate changes on cash and cash equivalents	(4,312)	203

Net decrease in cash and cash equivalents	(1,257)	(140)
Cash and cash equivalents at beginning of period	12,219	8,498

Cash and cash equivalents at end of period	$10,962	$8,358

Supplemental Information
Three Months Ended March 31,	2010	2009
Depreciation and amortization	$10,808	$10,517

Dividends per share	$0.19	$0.19